EXHIBIT 11

            FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                   Computation of Earnings Per Share

                                               Primary
                                 --------------------------------------
                                 Three Months Ended    Six Months Ended
                                       June 30,            June 30,
                                 --------------------------------------
                                  1994        1993       1994       1993
                                  ----        ----       ----      -----
Weighted average shares:
  Shares outstanding           12,125,533  11,861,559  12,076,714 11,861,559
  Shares issued to wholly
   owned subsidiaries            (160,001) (2,395,295)   (160,001)(2,395,295)
  Treasury stock               (2,235,294)      -      (2,235,294)     -
  Estimated increase in
   shares outstanding due to
   allowed claims exceeding
   $85 million (1)                944,166   1,667,853   1,030,136  1,667,853
  Net effect of dilutive
   warrants based on the
   treasury stock method          373,333       -         360,225      -
  Contingent issuance -
   Holders of FCI Notes (2)          -          -           -          -
                               ----------  ----------  ---------- ----------
  Total weighted average
    shares outstanding         11,047,737  11,134,117  11,071,780 11,134,117
                               ==========  ==========  ========== ==========

  Net earnings                 $2,674,000  $3,322,000  $3,752,000 $3,408,000
                               ==========  ==========  ========== ==========

  Earnings per share                $0.24       $0.30       $0.34      $0.31
                                    =====       =====       =====      =====

                                             Fully Diluted
                               -----------------------------------------
                               Three Months Ended       Six Months Ended
                                    June 30,                June 30,
                               ------------------       ----------------
                                1994         1993      1994         1993
                                ----         ----      ----         ----
Weighted average shares:
  Shares outstanding         12,125,533  11,861,559  12,076,714  11,861,559
  Shares issued to wholly
   owned subisidiaries         (160,001) (2,395,295)   (160,001) (2,395,295)
  Treasury stock             (2,235,294)      -      (2,235,294)      -
  Estimated increase in
   shares outstanding due
   to allowed claims
   exceeding $85 million (1)    944,166   1,667,853   1,030,136   1,667,853
  Net effect of dilutive
   warrants based on the
   treasury stock method        408,163       -         408,163       -
  Contingent issuance -
  Holders of FCI Notes (2)      588,235     588,235     588,235     588,235
                             ----------  ----------  ----------  ----------
Totaled weighted average
 shares outstanding          11,670,802  11,722,352  11,707,953  11,722,352
                             ==========  ==========  ==========  ==========

Net earnings                 $2,674,000  $3,322,000  $3,752,000  $3,408,000
                             ==========  ==========  ==========  ==========

Earnings per share                $0.23       $0.28       $0.32       $0.29
                                  =====       =====       =====       =====

 (1) In accordance with the terms of the Seventh Amended and Restated Joint Plans of Reorganization (the "Plans"), the number of shares to be issued to unsecured claim holders will increase if the amount of the allowed unsecured claims exceeds $85 million. The number of shares issued will be increased to a number equal to 10,000,000 multiplied by the quotient of the total amount of the allowed unsecured claims divided by $85 million. For purposes of the earnings per share computation, the estimated amount of allowed claims, exclusive of the contingent issuance for the holders of the FCI Notes, totals $111.1 million as of June 30, 1994.

(2) In accordance with the terms of the Plans, Fairfield has reserved, but not issued, 588,235 shares of Common Stock for the benefit of the holders of the FCI Notes in the event the proceeds from the sale of the collateral securing the FCI Notes, or the value of any such collateral not sold, is not sufficient to repay the FCI Notes.